EXHIBIT 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190 TELEPHONE: +1.216.586.3939 • JONESDAY.COM
May 12, 2022
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115
Re:    Up to 35,000,000 Shares of Common Stock of Athersys, Inc.
Ladies and Gentlemen:
We are acting as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 35,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to that certain Common Stock Purchase Agreement, dated May 12, 2022 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Purchase Agreement.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable; provided that such consideration is at least equal to the stated par value of the Shares.
In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Purchase Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions, and (ii) each issuance of Shares by the Company under the Purchase Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinion expressed herein.

AMSTERDAM ATLANTA BEIJING BOSTON BRISBANE BRUSSELS CHICAGO CLEVELAND COLUMBUS DALLAS DETROIT
DUBAI DÜSSELDORF FRANKFURT HONG KONG HOUSTON IRVINE LONDON LOS ANGELES MADRID MELBOURNE
MEXICO CITY MIAMI MILAN MINNEAPOLIS MUNICH NEW YORK PARIS PERTH PITTSBURGH SAN DIEGO SAN FRANCISCO SÃO PAULO SAUDI ARABIA SHANGHAI SILICON VALLEY SINGAPORE SYDNEY TAIPEI TOKYO WASHINGTON

Athersys, Inc.
May 12, 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (Registration No. 333-238810) (the “Registration Statement”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day